Exhibit 12.1

Newcastle Investment Corp.

Ratio of Earnings to Fixed Charges

	Three Months Ended
		Year Ended December 31,
	March 31, 2012	2011	2010	2009 (B)	2008 (C)	2007 (D)

Income before equity in earnings of unconsolidated subsidiaries	$73,207	$258,869	$621,576	$(210,006)	$(2,983,855)	$(70,824)

Fixed charges, as defined (A)	30,165	138,035	172,219	218,410	307,303	476,988

Distributed income of equity investees	—	272	94	419	8,149	5,751

Earnings, as defined	$103,372	$397,176	$793,889	$8,823	$(2,668,403)	$411,915

Fixed charges, as defined (A)	$30,165	$138,035	$172,219	$218,410	$307,303	$476,988

Ratio of Earnings to Fixed Charges	3.43	2.88	4.61	0.04	(8.68)	0.86

(A) Fixed charges, as defined:
Interest expense	$30,165	$138,035	$172,219	$218,410	$307,303	$476,988

Fixed charges, as defined	$30,165	$138,035	$172,219	$218,410	$307,303	$476,988

(B)	The 2009 deficiency in the ratio is $209.6 million, which included impairment charges. Excluding such charges, the ratio would have exceeded 1 to 1.
(C)	The 2008 deficiency in the ratio is $2.98 billion, which included impairment charges. Excluding such charges, the ratio would have approximately equaled 1 to 1.
(D)	The 2007 deficiency in the ratio is $65.1 million, which included impairment charges. Excluding such charges, the ratio would have exceeded 1 to 1.

Newcastle Investment Corp.

Ratio of Earnings to Combined Fixed Charges and Preferred Dividends

	Three Months Ended
		Year Ended December 31,
	March 31, 2012	2011	2010	2009 (C)	2008 (D)	2007 (E)

Income before equity in earnings of unconsolidated subsidiaries	$73,207	$258,869	$621,576	$(210,006)	$(2,983,855)	$(70,824)

Fixed charges, as defined (A)	30,165	138,035	172,219	218,410	307,303	476,988

Distributed income of equity investees	—	272	94	419	8,149	5,751

Earnings, as defined	$103,372	$397,176	$793,889	$8,823	$(2,668,403)	$411,915

Combined fixed charges and preferred dividends, as defined (B)	$31,560	$143,615	$179,672	$231,911	$320,804	$489,628

Ratio of Earnings to Combined Fixed Charges	3.28	2.77	4.42	0.04	(8.32)	0.84

(A) Fixed charges, as defined:
Interest expense	$30,165	$138,035	$172,219	$218,410	$307,303	$476,988

Fixed charges, as defined	$30,165	$138,035	$172,219	$218,410	$307,303	$476,988

(B) Combined fixed charges and preferred dividends, as defined:
Interest expense	$30,165	$138,035	$172,219	$218,410	$307,303	$476,988
Preferred dividends	1,395	5,580	7,453	13,501	13,501	12,640

Fixed charges, as defined	$31,560	$143,615	$179,672	$231,911	$320,804	$489,628

(C)	The 2009 deficiency in the ratio is $223.1 million, which included impairment charges. Excluding such charges, the ratio would have exceeded 1 to 1.
(D)	The 2008 deficiency in the ratio is $2.99 billion, which included impairment charges. Excluding such charges, the ratio would have approximately equaled 1 to 1.
(E)	The 2007 deficiency in the ratio is $77.7 million, which included impairment charges. Excluding such charges, the ratio would have exceeded 1 to 1.